                                                               EXHIBIT (a)(1)(A)

                          Offer to Purchase for Cash
              Up to 9,302,326 Shares of its Class B Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                  At a Purchase Price Not Greater Than $21.50
                        Nor Less Than $18.50 Per Share
                                      by
                      Security Capital Group Incorporated

                                ---------------

         THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
           EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,
             APRIL 17, 2001, UNLESS THE TENDER OFFER IS EXTENDED.

Security Capital Group Incorporated, a Maryland corporation, is offering to purchase for cash up to 9,302,326 shares of its Class B common stock, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of April 21, 1997, between Security Capital and The First National Bank of Boston, as Rights Agent, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to Class B common stock of Security Capital and shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares also will constitute a tender of the associated preferred stock purchase rights. On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $21.50 nor less than $18.50 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 9,302,326 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $21.50 nor less than $18.50 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. We reserve the right, in our sole discretion, to purchase more than 9,302,326 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal, including the section relating to the price at which you are tendering your shares.
                                ---------------
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.
                                ---------------
                                   IMPORTANT

If you wish to tender all or any part of your shares, you should either (1)
(a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to EquiServe, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or
(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, or (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Holders or beneficial owners of shares under the Security Capital 401(k) plan (if such shares are not, at the time of tender, subject to any restrictions on transferability) who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in Section 3.
                                ---------------
OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES OR AS TO WHETHER ANY HOLDER OF CONVERTIBLE SECURITIES SHOULD CONVERT SUCH SECURITIES FOR PURPOSES OF THE TENDER OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.
                                ---------------
The shares are listed and traded on the New York Stock Exchange under the trading symbol "SCZ." On March 16, 2001, the last trading day before the date of the public announcement of the tender offer, the reported closing price of the shares on the NYSE was $19.81 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 7.
                                ---------------
Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the information agent for the tender offer, or to Morgan Stanley & Co. Incorporated, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent.
                                ---------------
                  The Dealer Manager for the Tender Offer is:
                          MORGAN STANLEY DEAN WITTER

March 19, 2001

   We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to whether any holder of convertible securities should convert such securities. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the dealer manager.

                               ----------------

   The tender offer is not being made (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary Term Sheet........................................................   1
The Tender Offer..........................................................   5
  1.Number of Shares; Proration...........................................   5
  2.Purpose of the Tender Offer; Material Effects of the Tender Offer.....   8
  3.Procedures for Tendering Shares.......................................   9
  4.Withdrawal Rights.....................................................  13
  5.Purchase of Shares and Payment of Purchase Price......................  13
  6.Conditions of the Tender Offer........................................  14
  7.Price Range of Shares; Dividends; Rights Agreement....................  16
  8.Source and Amount of Funds............................................  19
  9.Certain Information Concerning Security Capital.......................  19
  10. Interest of Directors and Executive Officers; Transactions and
      Arrangements Concerning Shares......................................  20
  11.Effects of the Tender Offer on the Market for Shares; Registration
   under the Exchange Act.................................................  23
  12.Legal Matters; Regulatory Approvals..................................  23
  13.U.S. Federal Income Tax Consequences.................................  23
  14.Extension of the Tender Offer; Termination; Amendment................  27
  15.Fees and Expenses....................................................  28
  16.Miscellaneous........................................................  29

                          FORWARD-LOOKING STATEMENTS

   This offer to purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would" and similar terms. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this offer to purchase. Stockholders should not place undue reliance on the forward-looking statements which speak only as to the date of this offer to purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. federal securities laws, neither we nor the dealer manager is under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements.

   In addition, please refer to our annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 19, 2001, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

                               SUMMARY TERM SHEET

   We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase
 my shares?.................  Security Capital is offering to purchase your shares and the associated preferred stock purchase rights.

What will the purchase
 price for the shares be?...  We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 9,302,326 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $21.50 nor less than $18.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1.

How many shares will
 Security Capital
 purchase?..................  We will purchase 9,302,326 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. See
                              Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See
                              Section 6.

How will Security Capital
 pay for the shares?........  We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through our existing available cash and borrowings of approximately $35 million under our $470 million unsecured revolving credit facility. The tender offer is not subject to the receipt of financing by us. See Section 8.

How long do I have to
 tender my shares?..........  You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, April 17, 2001, at 12:00 Midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.

How will I be notified if
 Security Capital extends
 the tender offer?..........  We will issue a press release by 9:00 a.m., New
                              York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

Are there any conditions to
 the tender offer?..........  Yes. The tender offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See Section 6.

How do I tender my
 shares?....................  To tender your shares, prior to 12:00 Midnight,
                              New York City time, on Tuesday, April 17, 2001, unless the tender offer is extended:

                              . you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                              . the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                              . you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

                              . you must comply with the guaranteed delivery procedure.

                              You should contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the related letter of transmittal.

Once I have tendered shares
 in the tender offer, can I
 withdraw my tender?........  You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on Tuesday, April 17, 2001, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Friday, May 11, 2001. See Section 4.

How do I withdraw shares I
 previously tendered?.......  You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your
                              withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See
                              Section 4.

Can I participate in the
 tender offer if I hold
 Class A common stock or
 convertible debentures?....  We are not tendering for the Class A common stock or convertible debentures. However, if you hold either Security Capital Class A common stock or Security Capital 6.50% Convertible Subordinated Debentures due 2016, you can only participate in the tender offer, either by:

                              . converting your shares of Class A common stock or convertible debentures in advance of the expiration of the offer and tendering the shares you have received on conversion in advance of the expiration date; or

                              . conditionally converting the Class A common stock or convertible debentures into shares by executing and delivering to the depositary:
                                 (1) certificates representing the shares of Class A common stock or convertible debentures (or, in the case of shares of Class A common stock held in book-entry form, confirmation of book-entry transfer); (2) a conditional notice of conversion of convertible securities; and
                                 (3) a letter of transmittal for the shares to be tendered. If the shares are not accepted for tender by Security Capital, and you do not otherwise indicate, your Class A common stock or convertible debentures will be returned to you.

Can I participate if I hold
 shares through the
 Security Capital 401(k)
 plan?......................  Yes. Participants in the Security Capital 401(k)
                              plan will receive instruction forms which may be used to direct the 401(k) Trustee to tender any shares held through their accounts.

Has Security Capital or its
 Board of Directors adopted
 a position on the tender
 offer?.....................  Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares or as to whether any holder of convertible securities should convert such securities for purposes of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 10.

If I own fewer than 100
 shares and I tender all of
 my shares, will I be
 subject to proration?......  If you own beneficially or of record fewer than
                              100 shares (other than through the Security
                              Capital 401(k) plan), properly tender all of these shares at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

When will Security Capital
 pay for the shares I
 tender?....................  We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay
 brokerage commissions if I
 tender my shares?..........  If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See
                              Section 2.

What are the U.S. federal
 income tax consequences if
 I tender my shares?........  Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 13.

Will I have to pay any
 stock transfer tax if I
 tender my shares?..........  If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I
 have questions?............  The information agent and the dealer manager can help answer your questions. The information agent is Georgeson Shareholder Communications Inc., and the dealer manager is Morgan Stanley & Co. Incorporated. Their contact information is set forth on the back cover page of this document.

                               THE TENDER OFFER

1. Number of Shares; Proration.

   General. Upon the terms and subject to the conditions of the tender offer, Security Capital will purchase 9,302,326 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $21.50 nor less than $18.50 per share, net to the seller in cash, without interest.

   The term "expiration date" means 12:00 Midnight, New York City time, on Tuesday, April 17, 2001, unless and until Security Capital, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Security Capital, shall expire. See Section 14 for a description of Security Capital's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Security Capital may, and Security Capital expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section
14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

   If (1)(a) Security Capital increases the price to be paid for shares above $21.50 per share or decreases the price to be paid for shares below $18.50 per share, (b) Security Capital increases the number of shares being sought in the tender offer and this increase in the number of shares being sought exceeds 2% of the outstanding shares, or (c) Security Capital decreases the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

   The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See
Section 6.

   In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $21.50 nor less than $18.50 per share, at which they are willing to sell their shares to Security Capital under the tender offer. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $18.50 or as high as $21.50. As promptly as practicable following the expiration date, Security Capital will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Security Capital will select the lowest purchase price, not greater than $21.50 nor less than $18.50 per share, net to the seller in cash, without interest, that will enable it to purchase 9,302,326 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at Security Capital's expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

   If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 9,302,326 shares, or such greater number of shares as Security Capital may elect to purchase, subject to applicable law, Security Capital will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

   Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 9,302,326 shares, or such greater number of shares as Security Capital may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, Security Capital will purchase properly tendered shares on the basis set forth below:

     (1) Security Capital will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder who:

       (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

       (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     (2) After the purchase of all of the foregoing shares, Security Capital will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

   Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares (other than through the Security Capital 401(k) plan) and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in
Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares on the NYSE. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

   Security Capital also reserves the right, but will not be obligated, to purchase all shares duly tendered by any stockholder that tenders all shares owned beneficially or of record at or below the purchase price and that, as a result of proration, then would own beneficially or of record an aggregate of fewer than 100 shares. If Security Capital exercises this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of this right, subject to applicable law.

   Proration. If proration of tendered shares is required, Security Capital will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure, Security Capital does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

   As described in Section 13, the number of shares that Security Capital will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares.

   This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Security Capital's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

   Convertible Securities. Holders of either Security Capital Class A common stock or Security Capital's 6.50% Convertible Subordinated Debentures due 2016 desiring to tender shares can only do so by either converting these securities into shares and tendering the shares, as described in this offer to purchase, in advance of the expiration date or by conditionally converting the Class A common stock or convertible debentures. Holders of convertible securities that desire to tender shares but do not wish to convert their securities until after Security Capital has decided to accept the shares for payment may do so by conditionally converting the convertible securities by delivering to the depositary:

  . certificates representing the shares of Class A common stock or convertible debentures (or, in the case of shares of Class A common stock held in book-entry form, confirmation of book-entry transfer);

  .  a conditional notice of conversion of convertible securities; and

  .  a letter of transmittal for the shares to be tendered.

If some or all of the shares issuable upon conversion and otherwise properly tendered in the offer are not for any reason accepted for payment in the offer (for instance, as a result of proration), only such number or amount of convertible securities as are necessary to result in the shares accepted for payment will be converted into shares. For purposes of determining the proration factor, as described in Section 3, Security Capital will give effect to the tender of all shares issuable upon conversion of the convertible securities and otherwise properly tendered and not properly withdrawn, treating the delivery of a properly completed letter of transmittal with respect to the shares issuable upon conversion, and a properly completed conditional notice of conversion (including submission of the convertible securities in accordance with the terms thereof) as equivalent to the submission of certificates representing the shares with the letter of transmittal.

   Holders of convertible debentures who elect to convert and tender shares will not receive any payment or adjustment in respect of unpaid and accrued interest on their convertible debentures. Interest on the convertible debentures is payable on June 30 and December 31 of each year to record holders of the convertible debentures on the preceding interest record date of June 15 and December 15. The tender offer, unless extended, will expire before the record date for the next interest payment.

   The shares of Class A common stock are listed on the NYSE under the symbol "SCZ.A." The convertible debentures are not publicly traded, and convert into
 .866626 shares of Class A common stock at a conversion price of $1,153.90 per share of Class A common stock for each $1,000 principal amount. Each share of Class A common stock is further convertible into 50 shares. In other words, each $1,000 principal amount of convertible debentures will result in the issuance of 43.3313 shares, for a conversion price of $23.078 per share. Both the holders of shares of Class A common stock and the holders of convertible debentures enjoy certain privileges and preferences not enjoyed by holders of shares, and which would be lost upon conversion.

   More detailed information about shares of Class A common stock, including historical stock price information, and the convertible debentures can be found in our Annual Report on Form 10-K, filed with the SEC on March 19, 2001.

2. Purpose of the Tender Offer; Material Effects of the Tender Offer.

   Security Capital is making the tender offer because Security Capital believes that the shares are undervalued in the public market. Security Capital believes that the tender offer is a prudent use of its financial resources given its business profile, assets and current market price, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer is consistent with Security Capital's historical commitment to repurchasing shares from time to time as a means of increasing stockholder value. Security Capital believes the tender offer is consistent with its stated strategy of working to eliminate the discount of the share price to the underlying value of Security Capital's assets, and Security Capital believes the tender offer, if completed, will be accretive to earnings before depreciation, amortization and deferred taxes (EBDADT) per share. See the Security Capital Annual Report on Form 10-K for the year ended December 31, 2000, filed with SEC on March 19, 2001, for a description of EBDADT.

   The tender offer represents the opportunity for Security Capital to return a portion of Security Capital's cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

   Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Security Capital as a result of a partial tender of shares or a proration will continue to be owners of Security Capital and will realize a proportionate increase in their relative equity interest in Security Capital and thus in Security Capital's future earnings and assets, and will bear the attendant risks and rewards associated with owning the equity securities of Security Capital, including risks resulting from Security Capital's purchase of shares.

   After the completion of the tender offer, Security Capital expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations and anticipated capital expenditures.

   Neither Security Capital nor the Security Capital Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares or as to whether any holder of convertible securities should convert such securities. Security Capital has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. Security Capital has been advised that none of its directors or executive officers intends to tender any shares in the tender offer.

   Following completion or termination of this tender offer, although Security Capital currently has no particular plan to purchase any shares of its common stock, Security Capital may from time to time purchase additional shares or convertible securities on the open market, in private transactions, through tender offers or otherwise, depending on, among other factors, the number of shares, if any, purchased in this tender offer, Security Capital's business and financial performance and situation, the business and market conditions at the time, and such other factors as the Company may consider to be relevant. Any of these purchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the tender offer. Security Capital currently has authorized a repurchase program of $250 million, including the funds to be used to effect purchases under this tender offer. However, SEC Rule 13e-4 prohibits Security Capital and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

   Shares acquired by Security Capital pursuant to the tender offer will be canceled and returned to the status of authorized but unissued stock, and will be available for Security Capital to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3. Procedures for Tendering Shares.

   Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message," and any other documents required by the letter of transmittal, must be received before 12:00 Midnight, New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Price (in Dollars) Per Share at Which Shares are Being Tendered" on the letter of transmittal the price (in multiples of $.10 at which shares are being tendered or (2) "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal that the stockholder will accept the purchase price determined by Security Capital in accordance with the terms of the tender offer. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section in each letter of transmittal.

   In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

   Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

   Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. See Instruction 1 of the related letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

   Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

   Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

   The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Security Capital may enforce such agreement against such participant.

   Security Capital 401(k) Plan. Participants in the Security Capital 401(k) plan desiring to direct Reliance Trust Company (the "401(k) Trustee") to tender any vested shares held through their accounts under the plan ("401(k) Plan Shares") pursuant to the tender offer must instruct the 401(k) Trustee to tender such shares by properly completing, duly executing and returning to the 401(k) Trustee the direction forms sent separately to such participants by Security Capital. The 401(k) Trustee will aggregate all such tenders and execute letters of transmittal on behalf of all 401(k) plan participants desiring to tender 401(k) Plan Shares. Delivery of a letter of transmittal by a participant in the Security Capital 401(k) plan with respect to any 401(k) Plan Shares does not constitute proper tender of such shares. Proper tender of any 401(k) Plan Shares can only be made by the 401(k) Trustee, who is the record owner of such shares. The deadline for submitting direction forms to the 401(k) Trustee is earlier than the expiration date, because of the need to tabulate participant instructions. If a stockholder desires to tender shares owned outside the 401(k) plan, as well as 401(k) Plan Shares, such stockholder must properly complete and duly execute a letter of transmittal for the shares owned outside the 401(k) plan and deliver such letter of transmittal directly to the depositary, as well as follow the special instructions provided by Security Capital for directing the 401(k) Trustee to tender 401(k) Plan Shares. Any questions regarding the tender of 401(k) Plan Shares should be directed as explained in the separate materials for 401(k) plan participants.

   Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Information Agent. See Instructions 13 and 14 of the related letter of transmittal.

   To prevent federal backup withholding tax equal to 31% of the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal.

   For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

   Federal Income Tax Withholding on Foreign Stockholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

   Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 13 and 14 of the related letter of transmittal.

   In addition, holders of Class A common stock or convertible debentures are urged to consult their tax advisors regarding the application of the U.S. federal income tax to a conversion of their securities.

   Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (1) the tender is made by or through an eligible guarantor institution;

     (2) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Security Capital has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     (3) the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

   Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Security Capital, in its sole discretion, and Security Capital's determination will be final and binding on all parties. Security Capital reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Security Capital determines may be unlawful. Security Capital also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Security Capital's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Security Capital. None of Security Capital, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

   Tendering Stockholder's Representation and Warranty; Security Capital's Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Security Capital that
(1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities or
(b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Security Capital's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Security Capital upon the terms and conditions of the tender offer.

   Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact EquiServe, the transfer agent for Security Capital shares, at (800) 730-6001, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact EquiServe immediately in order to permit timely processing of this documentation.

   Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to Security Capital, the dealer manager or the information agent. Any such documents delivered to Security Capital, the dealer manager or the information agent will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Security Capital under the tender offer, also may be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, May 11, 2001.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

   If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Security Capital, in its sole discretion, whose determination will be final and binding. None of Security Capital, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

   Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

   If Security Capital extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Security Capital's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Security Capital, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

   Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Security Capital (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date. For purposes of the tender offer, Security Capital will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

   Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Security Capital will accept for payment and pay a single per share purchase price at prices not greater than $21.50 nor less than $18.50 per share for 9,302,326 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

   Security Capital will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Security Capital and transmitting payment to the tendering stockholders.

   In the event of proration, Security Capital will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Security Capital does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Share certificates tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Security Capital's expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by Security Capital regardless of any delay in making the payment. In addition, if certain events occur, Security Capital may not be obligated to purchase shares under the tender offer. See
Section 6.

   Security Capital will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the related letter of transmittal.

   Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 31% of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign stockholders.

6. Conditions of the Tender Offer.

   Notwithstanding any other provision of the tender offer, Security Capital will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after March 19, 2001 and before the expiration date, any of the following events shall have occurred (or shall have been determined by Security Capital to have occurred) that, in Security Capital's judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Security Capital), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

     (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (b) in Security Capital's judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Security Capital and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Security Capital or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Security Capital;

     (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Security Capital or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Security Capital's judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of Security Capital, or render Security Capital unable, to accept for payment or pay for some or all of the shares, (c) materially impair the contemplated benefits of the tender offer to Security Capital, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Security Capital and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Security Capital or any of its subsidiaries;

     (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,
  (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Security Capital's judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the judgment of Security Capital, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Security Capital and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Security Capital or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on March 19, 2001;

     (4) a tender offer or exchange offer for any or all of the shares or any other class of common stock or securities convertible into common stock (other than this tender offer), or any merger, business combination or other similar transaction with or involving Security Capital or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

     (5) (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or individual shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity, or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before March 19,
  2001), (b) any such entity, group or person who has filed a Schedule 13D or
  Schedule 13G with the Securities and Exchange Commission on or before March 19, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (c) any person, entity, or group or individual shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Security Capital or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Security Capital Board of Directors;

     (6) any change or changes shall have occurred in the business, condition (financial or other), income, operations or prospects of Security Capital and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Security Capital or any of its subsidiaries; or

     (7) Security Capital determines that the completion of the tender offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

   The foregoing conditions are for the sole benefit of Security Capital and may be asserted by Security Capital regardless of the circumstances (including any action or inaction by Security Capital) giving rise to any of these conditions, and may be waived by Security Capital, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. Security Capital's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Security Capital concerning the events described above will be final and binding on all parties.

7. Price Range of Shares; Dividends; Rights Agreement.

   The shares are listed and traded on the NYSE under the trading symbol "SCZ." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NYSE Composite Tape, as applicable. Security Capital has declared no dividends between January 1, 1999 and the date of this offer to purchase.

                                                                 High     Low
                                                                ------- -------
   Fiscal 1999:
     First Quarter............................................. $14.938 $11.625
     Second Quarter............................................  16.031  12.063
     Third Quarter.............................................  15.375  13.875
     Fourth Quarter............................................  14.688  11.875
   Fiscal 2000:
     First Quarter............................................. $14.688 $12.000
     Second Quarter............................................  17.000  13.750
     Third Quarter.............................................  19.625  16.625
     Fourth Quarter............................................  20.063  18.813
   Fiscal 2001:
     First Quarter (through March 16, 2001).................... $21.980 $18.938

   On March 16, 2001, the last trading day before the date of announcement of the tender offer, the reported closing price of the shares on the NYSE was $19.81 per share. Stockholders are urged to obtain current market quotations for the shares.

   Rights Agreement. On April 21, 1997, the Security Capital Board of Directors declared a dividend of one preferred stock purchase right for each share of Class A common stock and each share of Class B common stock outstanding at the close of business on April 21, 1997. The holders of any additional shares of Class A common stock and Class B common stock issued after April 21, 1997 and before the redemption or expiration of the preferred stock purchase rights will also be entitled to one preferred stock purchase right for each such additional share of Class A common stock and Class B common stock issued. Each preferred stock purchase right entitles the registered holder, under certain circumstances, to purchase from Security Capital, in the event the underlying share is a Class A common share, one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock (a "participating preferred share") of Security Capital at a purchase price of $6,000 per one one-hundredth (1/100th) of a participating preferred share, subject to adjustment. In the event the underlying share is a Class B common share, the preferred share purchase right entitles the registered holder under certain circumstances to purchase from Security Capital one five-thousandth (1/5000th) of a participating preferred share of Security Capital at a purchase price of $120 per one five-thousandth (1/5000th) of a participating preferred stock. The description and terms of the preferred share purchase rights are set forth in the rights agreement dated as of April 21, 1997 between Security Capital and The First National Bank of Boston, as rights agent.

   The preferred stock purchase rights will be exercisable and will be evidenced by separate certificates only after the earlier to occur of: (1) ten days following a public announcement that a person or group of affiliated or associated persons, other than certain affiliates of Security Capital, has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital (thereby becoming an "acquiring person"), (2) 15 business days (or such later date as may be determined by action of the Security Capital Board of Directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital or (3) ten business days (or such later date as may be determined by action of the Security Capital Board of Directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the filing by any person or group of persons of, or the first public announcement of the intention of any person or group of persons to file, any application or other document with any U.S. federal or state regulatory authority seeking approval of or otherwise indicating an intention to enter into, any transaction or series of transactions the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital other than a transaction in which newly issued Class A common stock or Class B common stock, as the case may be, are issued directly by Security Capital to such person or group of persons. Until the rights distribution date (or earlier redemption or expiration of the preferred stock purchase rights), new certificates issued after April 21, 1997 upon transfer or new issuance of Class A common stock or Class B common stock will contain a notation incorporating the rights agreement by reference. Notwithstanding the foregoing, if the Security Capital Board of Directors in good faith determines that a person who would otherwise be an acquiring person under the rights agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Class A or Class B common stock so that the person would no longer be an acquiring person, then such person shall not be deemed to be an acquiring person for purposes of the rights agreement.

   The preferred stock purchase rights will expire on April 21, 2007, unless this final expiration date is extended or unless the preferred stock rights are earlier redeemed or exchanged by Security Capital, in each case, as described below.

   The purchase price payable, and the number of participating preferred shares or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the applicable purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

   Participating preferred shares purchasable upon exercise of the preferred stock purchase rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly distribution payment of $1 per share but will be entitled to an aggregate distribution of 100 times the distribution declared per share of Class A common stock, or if no Class A common stock is outstanding, two times the distribution declared per share of Class B common stock. Each participating preferred share will have 100 votes, voting together with the common stock. In the event of liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Class A common stock, or if no Class A common stock is outstanding, two times the payment made per share of Class B common stock. In the event of any merger, consolidation or other transaction in which Class A common stock or Class B common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Class A common stock or, if no Class A common stock is outstanding, two times the amount received per share of Class B common stock, as the case may be. In the event of issuance of participating preferred shares upon exercise of the preferred stock purchase rights, in order to facilitate trading, a depositary receipt may be issued for each one one-hundredth (1/100th) or one five-thousandth (1/5000th) of a participating preferred share. The preferred stock purchase rights will be protected by customary antidilution provisions.

   In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a preferred stock purchase right, other than preferred stock purchase rights beneficially owned by the acquiring person (which will become void), will thereafter have the right to receive upon exercise a number of shares of Class A common stock or Class B common stock, as the case may be, having a market value (determined in accordance with the rights agreement) of twice the exercise price. In lieu of the issuance of shares of Class A common stock or Class B common stock, as the case may be, upon exercise of preferred stock purchase rights, under certain circumstances the board of directors may, and under additional circumstances is required to, take such action as may be necessary to cause Security Capital to issue or pay upon the exercise of preferred stock purchase rights, cash (including by way of a reduction of the applicable purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Class A common stock or Class B common stock, as the case may be, which otherwise would have been issuable upon the exercise of the preferred stock purchase rights.

   In the event that, after any person or group becomes an acquiring person, Security Capital is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a preferred stock purchase right will thereafter have the right to receive, upon the exercise thereof at the then-current applicable purchase price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the rights agreement) of twice the applicable purchase price.

   At any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding Class A common stock or Class B common stock, the Security Capital Board of Directors may exchange the preferred stock purchase rights (other than preferred stock purchase rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class A common stock or Class B common stock, as the case may be (or one one-hundredth (1/100th) or one five-thousandth (1/5000th) of a participating preferred share as the case may be), per preferred stock purchase right (subject to adjustment).

   At any time prior to the time a person or group of persons becomes an acquiring person, the Security Capital Board of Directors may redeem the preferred stock purchase rights in whole, but not in part, at a price of $.01 per preferred stock purchase right (the "redemption price") payable in cash, common stock or any other form of consideration deemed appropriate by the Security Capital Board of Directors. The redemption of the preferred stock purchase rights may be made effective at such time, on such basis and with such conditions as the Security Capital Board of Directors, in its sole discretion, may establish. Immediately upon the effectiveness of any redemption of the preferred stock purchase rights, the right to exercise the preferred stock purchase rights will terminate and the only right of the holders of preferred stock purchase rights will be to receive the redemption price.

   The terms of the preferred stock purchase rights may be amended by the Security Capital Board of Directors without the consent of the holders of the preferred stock purchase rights, except that, from and after the time any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the preferred stock purchase rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of Class A common stock or Class B common stock becomes an acquiring person.

   The preferred stock purchase rights have, and are intended to have, certain anti-takeover effects. The preferred stock purchase rights will cause substantial dilution to a person or group that attempts to acquire Security Capital on terms not approved by the Security Capital Board of Directors, except pursuant to an offer conditioned on a substantial number of preferred stock purchase rights being acquired. The preferred stock purchase rights should not interfere with any merger or other business combination approved by the Security Capital Board of Directors since the preferred stock purchase rights may be redeemed by Security Capital at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital. To the extent any potential acquirors are deterred by the preferred stock purchase rights, the preferred stock purchase rights could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of the stockholders of Security Capital and may have the effect of preserving incumbent management in office.

   The foregoing description of the preferred stock purchase rights is qualified in its entirety by reference to the rights agreement, a copy of which has been filed as Exhibit 4.1 to Security Capital's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1997 with the Securities and Exchange Commission. This report and exhibit may be obtained from the Securities and Exchange Commission in the manner provided in Section 9.

8. Source and Amount of Funds.

   Assuming that the maximum 9,302,326 shares are tendered in the tender offer at a price between $18.50 and $21.50 per share, the aggregate purchase price will be between approximately $172.1 million and $200 million. Security Capital expects that its related fees and expenses for the offer will be approximately $1.6 million.

   Security Capital anticipates that it will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through existing available cash and borrowings of approximately $35 million under Security Capital's $470 million unsecured revolving line of credit with Wells Fargo Bank, National Association and Chase Securities Inc., as co-arrangers for a group of lenders. Borrowings accrue interest at LIBOR plus a margin (1.30% as of March 16, 2001), based upon Security Capital's credit rating, or a Base Rate (defined as the higher of Wells Fargo prime rate or the Federal Funds rate plus .50%). The unsecured revolving credit facility is effective through April 6, 2002, with an option to renew for successive one-year periods with the approval of lenders. Commitment fees on the unsecured revolving credit facility range from .125% to .20% per annum based on the average unfunded line of credit balance. The unsecured revolving credit facility is guaranteed by SC Realty Incorporated and certain other wholly owned subsidiaries of Security Capital. Security Capital believes that these funds are sufficient to purchase shares tendered in the offer and has no alternative financing plans.

   The tender offer is not subject to the receipt of financing as described in this Section 8.

9. Certain Information Concerning Security Capital.

   Security Capital is a leading international real estate operating and investment management company. Security Capital's strategy is to own all or a high percentage of a few real estate businesses that function as private operating divisions and to eliminate the discount to the underlying value of its assets. Security Capital currently has ownership positions in 13 real estate businesses. Security Capital plans to reposition or sell its investment in several of these businesses and to focus its capital in those that hold one of the top two market positions in their specific niche and are able to create measurable brand value, as well as generate significant income from services and managed capital. Security Capital will build on the operating strengths of the remaining private divisions to achieve superior sustainable financial results. The principal offices of Security Capital and its directly owned affiliates are in Atlanta, Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe. Security Capital's principal executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501, and its telephone number is (505) 982-9292.

   Recent Developments. On February 28, 2001 Security Capital announced that it had sold 31,720,466 of its shares in Archstone Communities Trust for net proceeds, after transaction costs and taxes, of approximately $643 million. A portion of the net proceeds was used to retire the $500 million remaining balance on a transaction loan Security Capital had incurred in the acquisition of SC-U.S. Realty's assets in January 2001.

   In 2000, Security Capital recorded equity in earnings from its Archstone position of $82.0 million and received cash dividends of $68.7 million. Additionally, Security Capital recorded equity in EBDADT from Archstone of $101.1 million in 2000. Archstone's dividends payable and EBDADT in 2000 were $1.54 and $2.21, respectively, per share. The sale transaction will be dilutive to Security Capital's operating results until the net proceeds are redeployed at equivalent returns or better. The impact on Security Capital's operating cash flow should be immaterial due to the corresponding retirement of debt.

   Security Capital's sale of its position in Archstone is consistent with its stated strategy of owning all or a high percentage of a few real estate businesses that function as private operating divisions. Security Capital plans to reposition or sell its investment in several of its businesses and focus on the remaining private divisions that can hold one of the top two market position in their specific niche and are able to create measurable brand value, as well as generate significant income from services and managed capital. Security Capital seeks to build on the operating strengths of the remaining private divisions to achieve superior sustainable financial results.

   You are encouraged to read Security Capital's Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 19, 2001, for additional information about recent developments and potential impacts to Security Capital's operations.

   Additional Information. Security Capital is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Security Capital is required to disclose in these proxy statements certain information, as of particular dates, concerning the Security Capital directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Security Capital and any material interest of such persons in transactions with Security Capital. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Security Capital has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which include additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning Security Capital also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   Security Capital urges you to review its Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 19, 2001.

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

   As of March 9, 2001, Security Capital had 98,608,999 issued and outstanding shares, 993,074 issued and outstanding shares of Class A common stock convertible into 49,653,700 shares, $230,938,827 of 6.50% Convertible Subordinated Debentures due 2016 and convertible into 10,006,882 shares and outstanding options to purchase 144,007 shares of Class A common stock and outstanding options to purchase 6,593,125 shares. The 9,302,326 shares Security Capital is offering to purchase under the tender offer represent approximately 9.4% of the shares outstanding as of March 9, 2001 and 5.4% of the shares assuming conversion of the Class A common stock and 6.50% Convertible Subordinated Debentures due 2016 and the exercise of all outstanding options.

   As of March 9, 2001, Security Capital's directors and executive officers as a group (21 individuals) beneficially owned an aggregate of 17,138,348 shares, representing approximately 14.9% of the outstanding shares. The directors and executive officers of Security Capital are entitled to participate in the tender offer on the same basis as all other stockholders. However, they have advised Security Capital that they do not intend to tender any shares in the tender offer. To Security Capital's knowledge, none of its affiliates intends to tender any shares in the tender offer.

   As of March 9, 2001, the aggregate number and percentage of Security Capital securities that were beneficially owned by the directors and executive officers of Security Capital were as appears in columns two and three of the table below. Assuming Security Capital purchases 9,302,326 shares and that no director or executive officer of Security Capital tenders any shares under the tender offer (as is intended by the directors and executive officers of Security Capital), then, after the purchase of shares under the tender offer, the directors and executive officers as a group will beneficially own approximately 16.2% of the outstanding shares. The percentage beneficial ownership of each director and officer of Security Capital will be approximately as appears in column four of the table below.

                                                                      Percentage Ownership After
                           Shares of                   Percentage       Tender Offer (Assuming
                            Class A                     Ownership     Security Capital Purchases
                          Common Stock    Shares        of Shares        9,302,326 Shares and
Directors and             Beneficially Beneficially Outstanding as of       No Director or
Officers(1)                 Owned(2)     Owned(3)   March 9, 2001(4)  Executive Officer Tenders)
-------------             ------------ ------------ ----------------- --------------------------
C. Ronald
 Blankenship(5).........     10,826       767,905         0.773%                0.853%
Samuel W. Bodman........      7,867       414,898         0.419%                0.462%
Hermann Buerger(6)......        375     6,646,455         6.315%                6.927%
John P. Frazee, Jr.(7)..      6,071       325,050         0.329%                0.363%
Cyrus F. Freidheim,
 Jr.(8).................      3,095       208,200         0.211%                0.233%
H. Laurance Fuller(9)...      4,958       269,400         0.272%                0.301%
Janet Hill..............          0             0           ***                   ***
Ray L. Hunt(10).........     34,542     1,998,624         1.992%                2.195%
John T. Kelley,
 III(11)................      4,548       263,396         0.266%                0.294%
William D. Sanders(12)..     79,103     4,208,525         4.094%                4.501%
Peter S. Willmott(13)...      5,886       325,822         0.329%                0.364%
Jeffrey A. Klopf........        993        80,706           ***                   ***
Anthony R. Manno, Jr. ..      3,131       268,321         0.271%                0.300%
Caroline S. McBride.....      1,404       104,673         0.106%                0.117%
A. Richard Moore, Jr. ..        267        50,759           ***                   ***
Constance B. Moore......      2,502       255,232         0.258%                0.285%
Russell C. Platt........          0             0           ***                   ***
Kenneth D. Statz........      1,030        96,367           ***                 0.108%
James C. Swaim..........         63        29,956           ***                   ***
Paul E. Szurek..........      3,217       232,634         0.235%                0.260%
Thomas G. Wattles(14)...      9,096       591,425         0.596%                0.658%

--------
*** Less than 0.10% ownership.
(1) The business address of each of the directors and executive officers of Security Capital is as follows: Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501, and the telephone number is
    (505) 982-9292.
(2) Includes Class A Shares which may be acquired upon conversion of convertible debentures, or the exercise of options or warrants, within 60 days for Messrs. Blankenship (10,440), Bodman (2,553), Buerger (375), Frazee (2,553), Freidheim (2,553), Fuller (2,553), Mrs. Hill (0), Messrs. Hunt (2,553), Kelley (2,553), Sanders (13,421), Willmott (2,553), Klopf
    (930), Manno (2,724), Moore (268), Statz (1,030), Swaim (63), Szurek
    (3,178) and Wattles (8,702), Mrs. McBride (1,404) and Ms. Moore (2,184)
    and all Directors and executive officers as a group (62,590).
(3) Includes Class B Shares which may be acquired upon the exercise of options or vesting of restricted stock units within 60 days for Messrs. Blankenship (222,415), Bodman (21,500) Buerger (21,500), Frazee (21,500),
    Freidheim (21,500), Fuller (21,500), Mrs. Hill (0), Messrs. Hunt (21,500),
    Kelley (21,500), Sanders (241,546), Willmott (21,500), Klopf (25,169),
    Manno (84,956) and Moore (35,000), Statz (39,004), Szurek (64,788),
    Wattles (128,559), Mrs. McBride (32,669) and Ms. Moore (90,000) and all Directors and executive officers as a group (1,162,049). Includes shares which may be acquired upon conversion of Class A Shares, including Class A Shares which may be acquired upon the exercise of options or warrants, or upon conversion of convertible debentures, for Class A Shares as described in footnote 2 above. Each Class A Share may be converted at any time into 50 shares.
(4) For each person who owns restricted stock units which vest within 60 days, or options or convertible securities which are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his or her options or warrants and converted all of his or her convertible securities and that no other person has restricted stock units which have vested, has exercised any outstanding options or has converted any convertible securities.
    For each person who owns Class A Shares, the calculation of the percentage ownership assumes that only that person has converted all of his or her Class A Shares into shares and that no other person has converted any Class A Shares.
(5) Includes 2,000 shares held by a corporation of which Mr. Blankenship is a controlling shareholder.
(6) Mr. Buerger is Executive Vice President of Commerzbank AG in New York. Commerzbank Aktiengesellschaft, Grand Caymen Bank ("Commerzbank AG, Grand Cayman Branch"), Two World Financial Center, New York, NY 10281, beneficially owns 6,606,205 shares as a result of owning 257,642 Series B Preferred Shares, with respect to all of which it has sole power to vote or direct the vote and sole power to dispose or direct the disposition, which shares are included in Mr. Buerger's amount. Mr. Buerger disclaims beneficial ownership of these shares.
(7) Includes eleven Class A Shares held by Mr. Frazee's children and three Class A Shares held by his wife.
(8) Includes 100 Class A Shares held by a family trust and 5,750 Class B Shares held by Mr. Freidheim's wife.
(9) Includes two Class A Shares held by Mr. Fuller's wife.
(10) Includes eight Class A Shares held by family trusts for which Mr. Hunt is trustee; 1,268 Class A Shares held by a corporation wholly owned by Mr. Hunt; and 7,352 Class A Shares for which Mr. Hunt shares beneficial ownership pursuant to a power of attorney. Excludes 3,521 Class A Shares which Mr. Hunt's wife owns as separate property and 23,771 Class A Shares held by Hunt Financial Corporation, the capital stock of which is held indirectly through a series of corporation by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership. Includes 250,000 shares held by family trusts which have granted Mr. Hunt authority with respect to the voting and disposition of these shares.
(11) Includes 1,995 Class A Shares and 14,375 shares held by a trust of which Mr. Kelley is trustee.
(12) Includes 778 Class A Shares held by the Sanders Foundation; 5,775 Class A Shares held by Sanders Partners Incorporated; and 2,286 Class A Shares held by two family partnerships.
(13) Includes three Class A Shares held by Mr. Willmott's children and two Class A Shares held by Mr. Willmott's wife.
(14) Includes two Class A Shares held by Mr. Wattles' wife, eight Class A Shares held by his children, 149 Class A Shares and 7,203 shares held in an IRA account.

   Based on Security Capital's records and information provided to Security Capital by its directors, executive officers, associates and subsidiaries, neither Security Capital, nor any associate or subsidiary of Security Capital nor, to the best of Security Capital's knowledge, any directors or executive officers of Security Capital or any associates or subsidiaries of Security Capital, has effected any transactions in shares during the 60 day-period before the date hereof, except that on February 28, 2001, Security Capital purchased 747,000 shares at $20.08 per share in a negotiated private transaction with a non-affiliated third party and on February 14, 2001
Mr. Cyrus F. Freidheim, Jr., a director, sold 15,000 shares at $20.50 per share and 15,000 shares at $21.00 per share in open market transactions effected on the New York Stock Exchange.

   Except as otherwise described herein, neither Security Capital nor, to the best of Security Capital's knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Security Capital, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Security Capital, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

11. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

   The purchase by Security Capital of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, Security Capital anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, Security Capital does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Security Capital common stock to be delisted from the NYSE.

   The shares are now "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Security Capital believes that, following the purchase of shares under the tender offer, the shares will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

   The shares are registered under the Exchange Act, which requires, among other things, that Security Capital furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of the Security Capital stockholders. Security Capital believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12. Legal Matters; Regulatory Approvals.

   Except as described above, Security Capital is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by Security Capital as contemplated by the tender offer. Should any approval or other action be required, Security Capital presently contemplates that it will seek that approval or other action. Security Capital is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Security Capital under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13. U.S. Federal Income Tax Consequences.

   The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange.

   In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

  .  a citizen or resident of the United States;

  . a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  . an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

   Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

   Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

   Characterization of the Purchase. The purchase of a United States holder's shares by Security Capital under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Security Capital.

   Under Section 302 of the Code, a United States holder whose shares are purchased by Security Capital under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

  . is "not essentially equivalent to a dividend" with respect to the United States holder;

  . results in a "complete termination" of the United States holder's equity interest in Security Capital; or

  . results in a "substantially disproportionate" redemption with respect to the United States holder.

   Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

   If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to Security Capital and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by Security Capital under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Security Capital from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Security Capital in the event of proration under the tender offer. This right of designation is not available, however, with respect to shares held in the Security Capital 401(k) Plan. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

   If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by Security Capital under the tender offer will not be treated as a sale or exchange under
Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Security Capital under the tender offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of Security Capital. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of Security Capital, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by Security Capital under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

   Constructive Ownership of Stock and Other Issues. In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security (such as the convertible securities). Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

   Security Capital cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Security Capital to accept fewer shares than are tendered. Therefore, no assurance can be given that Security Capital will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

   Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Security Capital under the tender offer to be treated as a sale or exchange for federal income tax purposes:

  . Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by Security Capital under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Security Capital as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

  . Complete Termination Test. The purchase of a United States holder's shares by Security Capital under the tender offer will result in a "complete termination" of the United States holder's equity interest in Security Capital if all of the shares that are actually owned by the United States holder are sold under the tender offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the United States holder is entitled to and effectively waives, in accordance with Section 302(c) of the

     Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

  . Substantially Disproportionate Test. The purchase of a United States holder's shares by Security Capital under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

   Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

   Security Capital 401(K) Plan. The exchange of shares for cash by the Security Capital 401(k) Plan, as instructed by participants in such plan in accordance with the terms of such plan, will not be a taxable transaction for federal income tax purposes for either the Security Capital 401(k) Plan or the participants in the plan.

   Conversion of Convertible Securities. United States holders of Class A common stock or 6.50% Convertible Subordinated Debentures due 2016 who convert their securities into shares prior to tender of such shares will recognize no gain (or loss) on the receipt of shares in the conversion. Such converting holders will recognize any interest income that is received in connection with their ownership of the 6.50% Convertible Subordinated Debentures. After the conversion, such holders will be holders of shares and thus subject to the rules discussed elsewhere herein in connection with the purchase of such shares in the tender offer. Foreign holders of Class A common stock or 6.50% Convertible Subordinated Debentures due 2016 are urged to consult their tax advisors regarding the application of the United States federal income tax to a conversion of their securities.

   Foreign Stockholders. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign stockholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by Security Capital in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign stockholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign stockholder is a corporation); or (ii) the foreign stockholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or
(iii) Security Capital is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which Security Capital does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign stockholder's holding period. Even if Security Capital were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign stockholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). Security Capital believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign stockholder does not satisfy any of the

Section 302 tests explained above, the purchase of a foreign stockholder's shares by Security Capital under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign stockholder. Instead, the entire amount received by the foreign stockholder with respect to the purchase of its shares by Security Capital under the tender offer will be treated as a dividend distribution to the foreign stockholder with respect to its shares under Section 301 of the Code, to the extent of the foreign stockholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of Security Capital. Dividends paid to foreign stockholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) and an IRS form that is available from the depositary is filled with Security Capital. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and
(ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

   Stockholders Who Do Not Receive Cash Under the Tender Offer. Stockholders whose shares are not purchased by Security Capital under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

   Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

   The discussion set forth above is included for general information only. Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

14. Extension of the Tender Offer; Termination; Amendment.

   Security Capital expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Security Capital to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Security Capital also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Security Capital's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Security Capital must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Security Capital further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Security Capital to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Security Capital may choose to make a public announcement, except as required by applicable law, Security Capital shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

   If Security Capital materially changes the terms of the tender offer or the information concerning the tender offer, Security Capital will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) Security Capital increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

15. Fees and Expenses.

   Security Capital has retained Morgan Stanley & Co. Incorporated to act as the dealer manager in connection with the tender offer. Morgan Stanley & Co. Incorporated will receive reasonable and customary compensation. Security Capital also has agreed to reimburse Morgan Stanley & Co. Incorporated for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Morgan Stanley & Co. Incorporated against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. Morgan Stanley & Co. Incorporated has rendered various investment banking and other services to Security Capital and its affiliates in the past, and may continue to render these services, for which they have received, and may continue to receive, customary compensation from Security Capital and its affiliates. In the ordinary course of its trading and brokerage activities, Morgan Stanley & Co. Incorporated and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Security Capital.

   Security Capital has retained Georgeson Shareholder Communications Inc. to act as information agent and EquiServe to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Security Capital for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

   Security Capital has retained Reliance Trust Company to act as trustee for its 401(k) plan. In connection with the tender offer, the 401(k) Trustee may contact participants in such plans by mail, telephone, fax, and personal interviews. Pursuant to its arrangements with Security Capital to act as trustee for the Company's 401(k) plans, the 401(k) Trustee receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses. Under those arrangements, no separate fee is payable to the 401(k) Trustee in connection with the tender offer.

   No fees or commissions will be payable by Security Capital to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager, the information agent and the 401(k) Trustee, as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Security Capital, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Security Capital, the dealer manager, the information agent, the depositary or the 401(k) Trustee for purposes of the tender offer. Security Capital will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 7 in the related letter of transmittal.

16. Miscellaneous.

   Security Capital is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Security Capital becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Security Capital will make a good faith effort to comply with the applicable law. If, after such good faith effort, Security Capital cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Security Capital by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

   Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Security Capital has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contain additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Security Capital.

   Security Capital has not authorized any person to make any recommendation on behalf of Security Capital as to whether you should tender or refrain from tendering your shares in the tender offer or as to whether any holder of convertible securities should convert such securities. Security Capital has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by Security Capital or the dealer manager.

March 19, 2001

   The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                                   EQUISERVE

    By hand delivery:       By overnight delivery or          By mail:
                                  express mail:

  Securities Transfer &            EquiServe                  EquiServe
Reporting Services, Inc.    Attn: Corporate Actions    Attn: Corporate Actions
      c/o EquiServe           40 Campanelli Drive          P.O. Box 43025
  100 Williams Street,        Braintree, MA 02184       Providence, RI 02940-
        Galleria                                                3025
   New York, NY 10038

   Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                The information agent for the tender offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                          17 State Street 10th Floor
                           New York, New York 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064
                      In Europe Call 011-44-207-335-8797

                  The dealer manager for the tender offer is:

                          MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                           New York, New York 10036
                         (212) 761-5722 (Call Collect)
                   (800) 223-2440 ext. 5722 (Call Toll Free)